Exhibit 10.29

2007 Supplemental Health Insurance Plan
for Certain Key Employees of
Mylan Laboratories Inc.
Introduction
Mylan Laboratories Inc. (“Company”) hereby adopts this “2007 Supplemental Health Insurance Plan for Certain Key Employees of Mylan Laboratories Inc. (“Plan”) as of January 29, 2007 to provide post-retirement health benefits for certain key employees of the Company aged 55 or older who have been employed by the Company or its affiliates at least 15 years (Attachment A), their spouses and their eligible dependents, and for certain executives (“Certain Executives”) of the Company (Attachment B) who had been eligible for participation under the Company’s Supplemental Health Insurance Plan for Certain Executives (“SHIP”) (plan inception date of January 24, 2002), their spouses and their eligible dependents such that said Certain Executives are entitled to the same benefits and privileges under this Plan as if they had always been participants under this Plan. The key employees of the Company who are eligible to participate in this Plan (including the Certain Executives) are those key employees of the Company designated as participates in the Plan from time to time by the Board of Directors of the Company (the “Board”) (each person so designated, a “Key Employee”).
For purposes of this Plan, a Key Employee’s spouse shall be (1) the person to whom the Key Employee was legally married on the date of the Key Employee’s termination of employment regardless of whether the Key Employee’s employment was terminated by death, disability, retirement or other termination of employment, (2) a former Spouse of a Key Employee who under a decree of legal divorce or separation is entitled under such decree to receive health care benefits at the Key Employee’s expense, and (3) the person to whom the Key Employee is subsequently legally married to after the date of the Key Employee’s termination of employment regardless of whether the Key Employee’s employment was terminated by disability, retirement or other termination of employment (any and all of whom shall be a “Spouse” under this Plan).
This Plan is intended to provide health coverage for the Key Employee and is intended to be an “employee welfare benefit plan” as described in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The benefits offered under this Plan will be provided through insurance contracts.
Key Employee’s Coverage after Termination of Active Employment
The Plan coverage for the Key Employee after the Key Employee terminates active employment shall be dependent upon such Key Employee’s eligibility for Medicare coverage. Subject to the payment of Premiums (as hereafter defined), this coverage shall be for the duration of the Key Employee’s life.

If the Key Employee is not entitled to receive Medicare coverage at the time of his or her retirement, then, subject to the payment of premiums in an amount equal to the Company’s rate under the Consolidated Omnibus Budget Reconciliation Act, as amended (“Premiums”), but no greater than 105% of the previous year’s premium under the Plan, the Key Employee shall participate in the Plan (as such Plan may be amended from time to time) until the Key Employee is eligible for Medicare coverage; and the Company shall pay all deductibles and co-payments that would otherwise be payable by the Key Employee with respect to benefits provided to the Key Employee pursuant to the terms of the Plan.
Once the Key Employee is eligible for Medicare coverage (either at the time of his or her retirement or on a later date), such Key Employee shall elect a Medicare plan that includes prescription drug coverage (the “Medicare Plan”). The Company shall be responsible solely for the difference, if any, between the portion of any medical claim covered by the Medicare Plan and the portion of any medical claim which would have been covered by the Plan’s schedule of benefits.
Spousal and Dependents’ Coverage after
Termination of the Key Employee’s Active Employment
Spouses and eligible dependents shall receive the same coverage as provided to the Key Employee until (i) in the instance of the Spouse, his or her eligibility for Medicare, the non-payment of Premiums, or upon death, whichever occurs first, and (ii) in the instance of a dependent, ineligibility because of age or change in dependent status, upon eligibility for Medicare, the non-payment of Premiums, or upon death, whichever occurs first.
In the Event that the coverage of a Spouse or eligible dependent under the prior paragraph ceases by reason of becoming eligible for Medicare coverage, the Spouse or eligible dependent, as the case may be, shall elect a Medicare plan that includes prescription drug coverage (the “Medicare Plan”). The Company shall be responsible solely for the difference, if any, between the portion of any medical claim coverage by the Medicare Plan and the portion of any medical claim which would have been covered by the Plan’s schedule of benefits.
Enforcement
Any and all actions regarding the interpretation or application of any term or provision set forth herein shall be governed by and interpreted in accordance with the substantive laws, and not the law of conflicts, of the Commonwealth of Pennsylvania to the extent not preempted by federal law, which shall otherwise control. The Company and each Key Employee each do hereby respectively consent and agree that the courts of the Commonwealth of Pennsylvania shall have jurisdiction with respect to any and all actions brought hereunder that are not preempted by federal law, and venue shall properly lie within the Commonwealth of Pennsylvania.
Amendment: Termination
The Plan may be amended or terminated by the Board at any time; provided, however, that, if such amendment or termination would in any manner be adverse to the interests of a Key Employee or the Spouse or eligible dependents thereof, the Plan may not be amended or terminated without consent of such Key Employee (or, in the event the Key Employee is no longer living, without consent of the Spouse and eligible dependents of such Key Employee). For the avoidance of doubt, following a Change in Control of the Company (as defined in the Mylan Laboratories Inc. Severance Plan), the provisions of his section may not be amended in any manner adverse to any Key Employee or the Spouse or eligible dependents thereof.
Plan Administrator
The Plan shall be administrated by the Board (the “Plan Administrator”). The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
Successors
In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
Claims, Inquiries and Appeals
Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:
Plan Administrator
c/o Mylan Laboratories, Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317
Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the Key Employee, Spouse or eligible dependent and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review, and an explanation of the Plan’s review procedure.
This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.
Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:
Plan Administrator
c/o Mylan Laboratories Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317
With a copy to:
Chief Legal Officer
Mylan Laboratories Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific provisions upon which the decision is based. If written notice of the Administrator’s decision is not given to the applicant within the time prescribed, the application will be deemed denied on review.
Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by the section “Applications for Benefits Inquiries” above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in the section “Applications for Benefits Inquires” above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by the section “Decision on Review” above).